UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 17, 2014

CYCLONE POWER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-54449 (Commission File Number)	26-0519058 (IRS Employer Identification No.)

601 NE 26th Court, Pompano Beach, Florida (Address of principal executive offices)	33064 (Zip Code)

Registrant’s telephone number, including area code: (954) 943-8721

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On July 17, 2014 (the “Effective Date”), Cyclone Power Technologies, Inc. (the “Company”) signed a Separation Agreement (the “Agreement”) with its 74% owned subsidiary, WHE Generation, Corp. (“WHE GEN”)

The Agreement provides the foundation by which WHE GEN plans to raise approximately $2.35 million in new funding, and structure its business moving forward. Such funding is anticipated to occur in two rounds – the first in the amount of $350,000 pursuant to several 12-month, 6% interest rate Promissory Notes (the “Notes”) which are convertible into WHE GEN common stock at a price of $.12 per share. The second round will occur subsequent to the closing of the Notes, and be in the aggregate amount of up to $2 million of common stock of WHE GEN at a forecasted price of $.27 per share. Upon the closing of at least $1 million in the second round, the Notes will automatically convert. The two financings must be completed by September 30, 2014, or else the Company may terminate the Agreement.

Upon the successful closing of WHE GEN’s contemplated financings, Cyclone is expected to receive $175,000 in license and consulting fees and retire its senior secured debt, including termination all of security interests and liens on its assets. Under the Agreement Cyclone also transferred to WHE GEN other accounts payable of approximately $200,000 and $300,000 in contract liabilities.

Cyclone may raise $500,000 in additional capital from the sale of a portion of its WHE GEN equity holdings to further reduce existing debt and provide operating capital. It will retain a minority equity interest in WHE GEN estimated between 12% and 23% depending on the size of the several capital raises, which remaining amount it has agreed to distribute to Cyclone shareholders when and if WHE GEN files a registration statement with the Securities and Exchange Commission, and subject to applicable law.

Cyclone and WHE GEN also amended its 2010 License Agreement (the “License”) to provide Cyclone with on-going 5% royalties from WHE GEN’s sale of engines utilizing the licensed technology. This License is 20 years with two 10-year extensions. It is worldwide in territory and exclusive for the specific applications of stationary waste heat recovery (WHR) and waste-to-power (WtP).

In connection with these transactions, Christopher Nelson resigned as President of Cyclone to assume the position of Chief Executive Officer of WHE GEN. Cyclone’s Board appointed Frankie Fruge as his replacement. Joel Mayersohn has also resigned as a Director of the Company to become a Director of WHE GEN.

Cyclone’s Board received a Fairness Opinion and Valuation Report from a certified valuation expert in connection with the Separation Agreement and funding structures. In the opinion of the expert, the transactions were deemed to be fair to Cyclone’s shareholders from a financial perspective. The transactions were approved by the unanimous vote of the Board of the Company, including a majority whom are considered independent under SEC rules.

Such securities which may ultimately be offered will not be or have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

The descriptions of the Agreement and License set forth above are qualified in their entirety by reference to the full text of each such agreement, provided as Exhibits hereto.

ITEM 2.03      Creation of Direct Financial Obligation

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

ITEM 3.02      Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

The Company is relying on an exemption from the registration requirements of the Securities Act of 1933, as amended, for the private placement of securities under the Purchase Agreement pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a public offering, the investors will be an “accredited investors” and/or qualified institutional buyer and the investors will have access to information about us and their investment.

ITEM 9.01      Financial Statements and Exhibits

10.39	Separation Agreement, between the Company and WHE GEN, dated July 17, 2014.

10.40	Amended and Restated License Agreement, between the Company and WHE GEN, dated July 15, 2014.

10.41	Letter to Shareholders dated July 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 23, 2014	CYCLONE POWER TECHNOLOGIES, INC.

	By:	/s/ Harry Schoell
Harry Schoell
Chairman